                                                                   EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the inclusion in this registration statement of First Liberty Financial Corp. (the "Company") on Form S-4 (file no. 33-60207) of our letter, dated June 12, 1995, containing our opinion regarding certain tax matters.
We also consent to the incorporation by reference of our report, which includes an explanatory paragraph regarding a change in accounting for income taxes in 1992 and a change in accounting for investments in 1993, dated November 10, 1994, except for the third and fourth paragraphs of Note 3, as to which the date is December 2, 1994, on our audits of the consolidated financial statements of the Company as of September 30, 1994 and 1993, and for the years ended September 30, 1994, 1993, and 1992, which report is included in the Company's Annual Report of Form 10-K for the year ended September 30, 1994. We also consent to the reference to our firm under the captions "Certain Federal Income Tax Consequences" and "Experts".






Atlanta, Georgia                                    /s/ Coopers & Lybrand L.L.P.

July 31, 1995